EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS STRONGER
FIRST QUARTER RESULTS

RAISES OUTLOOK FOR THE YEAR

Mayfield Heights, Ohio — April 29, 2010 — Brush Engineered Materials (NYSE-BW) today reported stronger than expected results for the first quarter of 2010 and raised its outlook for the year.

The Company reported net income for the quarter of $6.7 million, or $0.33 per share, diluted, on a record quarterly sales level of $295.1 million. As previously announced, the Company recorded charges in the quarter totaling $0.12 per share. Excluding these charges, the operating run rate for the quarter was $0.45 per share.

Due to stronger margins and continuing improvement in order entry trends, the Company is raising its earnings per share outlook for the year to a range of $1.45 to $1.75 per share from the previously announced range of $1.15 to $1.40 per share.

FIRST QUARTER 2010 RESULTS

Sales for the first quarter of 2010 were up $159.7 million to a record of $295.1 million, more than double the first quarter of 2009 sales of $135.4 million. The improvement in sales is primarily due to increased demand across the Company’s key markets including telecommunications and computer (from both the consumer electronics and infrastructure segments), and data storage, automotive electronics and optics. The two recent acquisitions and increased metal prices were also important factors and accounted for approximately 50% of the increase over the same period of the prior year. The acquisitions accounted for approximately $60.0 million of the increase while the metal price changes increased sales by approximately $19.0 million. Organic growth was approximately $81.0 million, an increase of 60% compared to the same period of the prior year.

The reported net income of $6.7 million, or $0.33 per share, diluted, for the first quarter compares to a net loss of $8.1 million, or $0.40 per share, diluted, for the first quarter of 2009. The increased sales volume, coupled with the cost reductions that were implemented during 2009, has provided substantial leverage, leading to the significantly improved earnings.

ACQUISITIONS

Early in the first quarter, the Company, through its wholly-owned subsidiary Williams Advanced Materials Inc., completed the acquisition of Academy Corporation for approximately $23.0 million. Academy is a leading provider of precious and non-precious metals and refining services serving the architectural glass, solar energy, electronics, chemicals, medical, industrial and high-value jewelry markets. This recent acquisition, along with the acquisition of Barr Associates, Inc., completed in the fourth quarter of 2009, was accretive to earnings in the first quarter 2010.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies and Services

The Advanced Material Technologies and Services’ segment sales for the first quarter were $203.0 million, up $122.9 million compared to sales of $80.1 million in the first quarter of 2009. The recent acquisitions of Academy and Barr accounted for approximately half, or $60.0 million, of the sales increase, while higher precious metal prices increased sales by approximately $15.0 million compared to the same period of the prior year. Stronger demand from the wireless, handset, LED and other microelectronic applications added approximately $48.0 million to the growth in sales. The stronger demand noted in the first quarter has continued thus far in the second quarter.

Operating profit for the first quarter 2010 was $8.5 million, an increase of $7.8 million compared to an operating profit of $0.7 million for the same period of last year. The improvement in operating profit is due to the growth in margin on the higher sales and the impact of the acquisitions.

Specialty Engineered Alloys

Specialty Engineered Alloys’ sales for the first quarter were $63.4 million, up $26.5 million, or 72%, compared to the first quarter 2009 sales of $36.9 million. Sales have increased sequentially over the last four quarters. The significant increase is due to stronger demand from the telecommunications and computer market, especially from the consumer electronics segment, as well as the automotive electronics, oil and gas and aerospace markets. The order entry rate exceeded sales in the first quarter. Order entry levels in this segment have improved quarter over quarter since the first quarter of 2009, and in the first quarter of 2010, the order entry rate is up approximately 57% sequentially from that of the fourth quarter of 2009. The improvement has continued thus far in the second quarter.

Operating profit was $3.3 million for the first quarter, up $14.2 million from the $10.9 million operating loss reported in the first quarter of 2009. The significant improvement is due to both the higher sales levels and higher margins. The margin improvements are driven by the leverage from the higher volumes as well as increased pricing, lower manufacturing expenses that resulted from the previously implemented cost reduction initiatives and improved plant operating efficiencies.

Beryllium and Beryllium Composites

Beryllium and Beryllium Composites’ sales for the first quarter of 2010 were $13.1 million, compared to $13.0 million for the first quarter of 2009. Sales for defense applications, while slightly below the first quarter of the prior year, strengthened during the quarter from the lower levels of the second half of 2009. Sales for commercial applications improved from the first quarter of 2009. Order entry for defense applications improved in the quarter and has remained strong into the second quarter of 2010.

Operating profit for the first quarter was $2.2 million as compared to an operating profit of $1.8 million for the same period of the prior year.

Engineered Material Systems

Engineered Material Systems’ sales for the first quarter of 2010 were $15.5 million, up $10.1 million compared to $5.4 million for the same period of last year. The significant increase in sales is due to stronger demand from the automotive electronics and telecommunications and computer markets. The order entry rate was higher than shipments in the first quarter of 2010 and has remained strong thus far in the second quarter.

Operating profit for the first quarter was $1.0 million, an improvement of $3.6 million compared to an operating loss of $2.6 million for the same period of last year. The operating profit improvement is due to the higher sales volume and previously implemented cost reduction initiatives.

OUTLOOK

While macro economic conditions created significant weakness and uncertainties across the majority of the Company’s markets throughout 2009, the level of overall business activity improved sequentially, quarter over quarter, as the year progressed. This improving trend accelerated in the fourth quarter of 2009 and throughout the first quarter into the second quarter of 2010.

We are encouraged by the momentum that the Company is currently experiencing across its segments and the markets it serves. The Company is seeing strong improvement in its order entry, driven primarily by the consumer electronics and wireless infrastructure oriented markets, and more recently in its defense and industrial markets. While there is still uncertainty in the global economic environment, particularly as to what the second half of 2010 might bring, the Company does expect second half 2010 business levels to be stronger than that of the second half of 2009. Demand levels in the early weeks of the second quarter are currently ahead of the first quarter levels.

The effect of the aforementioned acquisitions is significant to the Company’s sales levels in 2010 due to the precious metal content in the sales of Academy Corporation. At this time, assuming current metal prices, which are higher than the average prices for 2009, as well as continued improvement in demand levels, the Company expects sales for the full year 2010 to be in the range of $1.2 billion to $1.3 billion.

Given the stronger reported margins and continuing improvement in order entry trends, the Company is raising its earnings outlook for the year to a range of $1.45 to $1.75 per share from the previously announced range of $1.15 to $1.40 per share. At this time, the Company expects sales for the second quarter to exceed the record level set in the first quarter and be in the range of $320.0 million to $340.0 million.

While it currently appears that the first half of 2010 looks very strong, it is important to continue to reiterate that the Company’s outlook is subject to significant variability, especially given the uncertainty about the sustainability and quality of the economic recovery. Changes in demand levels, metal price changes, metal supply conditions, new product qualification and ramp-up rates, swings in customer inventory levels, changes in the financial health of key customers, acquisition-related integration costs and other factors can have a significant effect on actual results. The outlook provided above is based on the Company’s best estimates at this time and is subject to significant fluctuations due to these as well as other factors.

CHAIRMAN’S COMMENTS

Richard Hipple, Chairman, President and CEO, stated, “Our employees have done an incredible job of reducing the Company’s cost structure while continuing to forge ahead with our transformation strategy which has led to the rapid return to profitability. The transformation of the Company that has taken place over the last several years through targeting the fastest growing segments of rapidly growing markets while diversifying our market breadth, introducing new products and new technologies along with the augmentation provided by key acquisitions has positioned us well to take advantage of the global economic recovery. Although I continue to remain cautious about the second half of the year due to the lack of visibility over the extent of which the first half strength is due to inventory restocking, I am very encouraged by our margin improvements and our strong order book.”

CONFERENCE CALL

Brush Engineered Materials will conduct a teleconference in conjunction with today’s release. The teleconference begins at 11:00 a.m. Eastern Time, April 29, 2010. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-9205, callers outside the U.S. can dial (201) 689-8054.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy, including the uncertainties related to the strength and length of the current recovery;

•	The condition of the markets in which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components, appliance and medical;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the second quarter and the year 2010;

•	Our success in developing and introducing new products and new product ramp-up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses, including the acquisitions of Barr Associates, Inc. and Academy Corporation;

•	The impact of the results of operations of Barr Associates, Inc. and Academy Corporation on our ability to fully achieve the strategic and financial objectives related to these acquisitions, including the acquisitions being accretive to earnings throughout 2010;

•	Our success in implementing our strategic plans and the timely and successful completion and start up of any capital projects, including the new beryllium facility;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including the cost and availability of raw materials (both base and precious metals), tax rates, exchange rates, metal financing fees, pension costs (including required cash contributions),other employee benefit costs (including the impact of the recently created U.S. health care legislation on health care costs), energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects; and

•	The risk factors set forth in Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2009.

Brush Engineered Materials Inc. is headquartered in Mayfield Heights, Ohio. The Company, through its wholly-owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	Apr. 2,	Dec. 31,
(Dollars in thousands)	2010	2009
Assets
Current assets
Cash and cash equivalents	$11,117	$12,253
Accounts receivable	113,407	83,997
Other receivables	5,299	11,056
Inventories	140,469	130,098
Prepaid expenses	28,932	28,020
Deferred income taxes	11,193	14,752

Total current assets	310,417	280,176
Related-party notes receivable	90	90
Long-term deferred income taxes	4,873	4,873
Property, plant and equipment — cost	687,703	665,361
Less allowances for depreciation,
depletion and amortization	(443,136)	(437,595)

Property, plant and equipment — net	244,567	227,766
Other assets	43,501	42,014
Goodwill	74,395	67,034

Total assets	$677,843	$621,953

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$50,456	$56,148
Accounts payable	35,002	36,573
Other liabilities and accrued items	46,113	44,082
Unearned revenue	607	432
Income taxes	1,468	2,459

Total current liabilities	133,646	139,694
Other long-term liabilities	54,331	49,276
Retirement and post-employment benefits	80,135	82,354
Long-term income taxes	2,329	2,329
Deferred income taxes	1,770	136
Long-term debt	58,305	8,305
Shareholders’ equity	347,327	339,859

Total liabilities and shareholders’ equity	$677,843	$621,953

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited)

	First Quarter Ended
	Apr. 2,	Apr. 3,
(Thousands, except per share amounts)	2010	2009
Net sales	$295,082	$135,359
Cost of sales	245,768	120,757

Gross margin	49,314	14,602
Selling, general and administrative expense	30,340	22,544
Research and development expense	1,685	1,695
Other-net	4,084	1,755

Operating profit (loss)	13,205	(11,392)
Interest expense – net	619	326

Income (loss) before income taxes	12,586	(11,718)
Income tax expense (benefit)	5,865	(3,574)

Net income (loss)	$6,721	$(8,144)

Net income (loss) per share of common stock — basic	$0.33	$(0.40)
Weighted-average number of
common shares outstanding — basic	20,257	20,133
Net income (loss) per share of common stock — diluted	$0.33	$(0.40)
Weighted-average number of
common shares outstanding — diluted	20,467	20,133
See notes to consolidated financial statements.